THE TOPPS COMPANY, INC.



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 30, 1998


To the Stockholders of
  THE TOPPS COMPANY, INC.

     You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of The Topps Company, Inc., a Delaware corporation (the "Company"), which will be held at Chase Manhattan Bank, 1 Chase Manhattan Plaza, Street Floor Auditorium, New York, New York, on June 30, 1998 at 10:30 A.M., New York time, for the following purposes:

     1. To elect three directors to serve for three-year terms until the annual meeting of stockholders to be held in the year 2001;

     2. To ratify and approve the Amendment and Restatement of the Company's 1994 Non-Employee Director Stock Option Plan;

     3. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending February 27, 1999;

     4. To consider, if properly brought before the meeting, a stockholder proposal, opposed by the Board of Directors and management, regarding elimination of election of the Company's directors by classes;

     5. To consider, if properly brought before the meeting, a stockholder proposal, opposed by the Board of Directors and management, urging the Board of Directors to attempt to sell the Company; and

     6. To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on May 15, 1998 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

                                            By order of the Board of Directors,


                                            Arthur T. Shorin
                                            Chairman, President and
                                            Chief Executive Officer

Dated:  May 27, 1998


Whether or not you expect to be present at the Annual Meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope. In the event you attend the Annual Meeting and vote in person, the proxy will not be used.

                             THE TOPPS COMPANY, INC.

                              One Whitehall Street
                            New York, New York 10004


                                 PROXY STATEMENT


                                     GENERAL

     This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of The Topps Company, Inc. (the "Company") to be voted at the annual meeting of stockholders of the Company (the "Annual Meeting") to be held at Chase Manhattan Bank, 1 Chase Manhattan Plaza, Street Floor Auditorium, New York, New York, on June 30, 1998 at 10:30 A.M., New York time, and at any adjournment or postponement thereof. A copy of the Company's Annual Report to Stockholders for the fiscal year ended February 28, 1998 is being mailed to all stockholders with this Proxy Statement. The approximate mailing date of this Proxy Statement is May 27, 1998.

Proxy Information

     All proxies received pursuant to this solicitation will be voted, except as to matters where authority to vote is specifically withheld. Where a choice is specified as to the proposals described in the foregoing notice, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Company's Board of Directors (the "Board of Directors") intend to vote (i) for the nominees for election as directors of the Company listed herein, (ii) for the ratification and approval of the Amendment and Restatement of the Company's 1994 Non-Employee Director Stock Option Plan (the "Plan"), (iii) for the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as auditors for the Company for the fiscal year ending February 27,1999, and (iv) against all stockholder proposals set forth in this Proxy Statement. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy.

     Stockholders who execute proxies may revoke them at any time before they are voted by written notice to the Company, by submitting a new proxy or by personal ballot at the Annual Meeting.

Record Date and Voting

     As of May 15, 1998, the Company had outstanding 46,400,010 shares of common stock, par value $.01 per share ("Common Stock"), entitled to be voted at the Annual Meeting, each share being entitled to one vote on each matter submitted to a vote of stockholders. Only stockholders of record at the close of business on May 15, 1998 will be entitled to vote at the Annual Meeting. The presence in person or by proxy of holders of a majority of the issued and outstanding Common Stock will constitute a quorum for the transaction of such business as may properly come before the Annual Meeting. For purposes of determining whether a proposal has received the required number of votes for approval, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote. In instances where nominee recordholders, such as brokers, are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker non-votes"), those shares of Common Stock will not be included in the vote totals and, therefore, will have no effect on the vote. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information available to the Company as to shares of Common Stock owned as of May 15, 1998 by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director and nominee for election as a director, (iii) each person designated in the section of this Proxy Statement captioned "Executive Compensation," and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the shares of Common Stock shown.


                       Name of                               Amount and Nature             Percent of Shares
                  Beneficial Owner                        of Beneficial Ownership             Outstanding
 Arthur T. Shorin (1) (2) (3)...........................          2,523,989                        5.4%
 Seymour P. Berger(1)(2)................................            360,768                        *
 Ronald L. Boyum(3).....................................            162,666                        *
 Michael J. Drewniak (3)................................            116,332                        *
 Allan A. Feder(2)(4)...................................             99,000                        *
 Ira Friedman (3).......................................            153,333                        *
 Stephen D. Greenberg(4)................................             59,000                        *
 John J. Langdon........................................             10,000                        *
 Wm. Brian Little(4)....................................            585,914                       1.3
 David M. Mauer (4).....................................             33,000                        *
 John Perillo (3).......................................            109,166                        *
 Jack H. Nusbaum(4).....................................             86,000                        *
 Stanley Tulchin(4).....................................            108,175                        *
 The Capital Group Companies, Inc.(6)
      333 South Hope Street
      Los Angeles, California 90071.....................          6,165,300                      13.3
 Royce & Associates, Inc.(7)
      1414 Avenue of the Americas
      New York, New York 10019..........................          3,002,400                       6.5
 Merrill Lynch & Co. Inc.(8)
      Merrill Lynch Asset Management
      800 Scudders Mill Road
      Plainsboro, New Jersey 08536......................          2,850,000                       6.1
 All directors and executive officers as a group
      (18 persons)......................................          5,123,350                      10.7

___________________
*    less than 1.0%

(1) Mr. Shorin is a director and an executive officer. Mr. Berger is a director and was an executive officer until December 31, 1997.

(2) Does not include 50,000,100,000 and 603 shares of Common Stock owned by the immediate family of each of Messrs. Shorin, Berger and Feder, respectively. Messrs. Shorin, Berger and Feder disclaim beneficial ownership of such shares.

(3) With respect to 300,000 shares of Common Stock beneficially owned by Mr. Shorin, 152,666 shares of Common Stock beneficially owned by Mr. Boyum, 151,333 shares of Common Stock beneficially owned by Mr. Friedman and all of the shares of Common Stock beneficially owned by Messrs. Drewniak and Perillo, each of Messrs. Shorin, Boyum, Drewniak, Friedman and Perillo has the right to acquire such shares upon the exercise of options.

(4) With respect to 59,000 shares of Common Stock beneficially owned by each of Messrs. Feder, Little and Nusbaum, 49,000 shares of Common Stock beneficially owned by Mr. Greenberg, 38,000 shares of Common Stock beneficially owned by Mr. Tulchin and 28,000 shares of Common Stock beneficially owned by Mr. Mauer, each of Messrs. Feder, Little, Nusbaum, Greenberg, Tulchin and Mauer has the right to acquire such shares upon the exercise of options.

(5) Mr. Langdon resigned as a director and executive officer effective November 14, 1997.

(6) Based upon a Schedule 13G filed on February 10,1998 with the Securities and Exchange Commission (the "SEC") by The Capital Group Companies, Inc.

(7) Based upon a Schedule 13G filed on February 5, 1998 with the SEC by Royce & Associates, Inc.

(8) Based upon a Schedule 13G filed on January 26, 1998 with the SEC by Merrill Lynch and Co. Inc.

                              ELECTION OF DIRECTORS

     There are currently eight members of the Board of Directors which is divided into three classes (currently three, three and two members), with each class serving for a period of three years. One class of directors is elected by the stockholders annually. This year, Messrs. Allan A. Feder, David M. Mauer and Jack H. Nusbaum have been nominated to stand for re-election for a term that expires at the annual meeting of stockholders to be held in the year 2001.

     Directors will be elected by the plurality vote of the holders of Common Stock entitled to vote at the Annual Meeting and present in person or by proxy. It is the intention of the persons named in the enclosed proxy to vote, unless otherwise indicated, for the election as directors of the persons nominated in the table below.

     Should any one or more of these nominees become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

     The following table sets forth the name, age and principal business experience during the past five years of each director of the Company.

                                                        Business Experience                     Director of the
                                                       During Past 5 Years,                      Company or its
                 Name                                Age and Other Information                 Predecessors Since

 Nominees to Serve in Office
 Until 2001

 Allan A. Feder.......................    An  independent business consultant for more than            1992
                                          the past five years and Chief  Executive  Officer
                                          of  Vitarroz  Corporation  (a  proprietary  brand
                                          food  company)  since 1988.  Mr.  Feder is also a
                                          director of Edward Don & Co.,  Inc.  Mr. Feder is
                                          66 years of age.

 David M. Mauer.......................    Chief  Executive  Officer of Riddell  Sports  Inc.           1996
                                          (manufacturer   and   reconditioner  of  football
                                          equipment)  since 1993.  Mr. Mauer was  President
                                          of  Mattel  USA (toy  company)  from  1990  until
                                          1993.  Mr. Mauer is 49 years of age.


 Jack H. Nusbaum.....................    Chairman of the New York law firm of Willkie  Farr            1992
                                          &  Gallagher  and a partner in that firm for more
                                          than  twenty-five  years.  Mr.  Nusbaum is also a
                                          director of W. R. Berkley Corporation;  Fine Host
                                          Corporation;   Pioneer  Companies,   Inc.;  Prime
                                          Hospitality Corp.; Strategic  Distribution,  Inc.
                                          and Hirschl & Adler  Galleries,  Inc. Mr. Nusbaum
                                          is 57 years of age.



 Directors to Continue in Office
 Until 1999


 Seymour P. Berger....................    Business  consultant and senior advisor  to  the             1991
                                          Company  since  January  1998.  Vice President -
                                          Sports and  Licensing  of the  Company  from 1974
                                          through 1997.  Mr. Berger is 74 years of age.


 Stephen D. Greenberg.................    President of Classic Sports Network, Inc.(a cable            1993
                                          television  programming  service)  since November
                                          1993.  President  of Stephen D.  Greenberg,  P.C.
                                          (an independent  business  consulting  firm) from
                                          April 1993  through  October  1993.  From 1990 to
                                          April  1993,   Deputy   Commissioner   and  Chief
                                          Operating  Officer of Major League Baseball.  Mr.
                                          Greenberg is 49 years of age.


 Stanley Tulchin......................    Chairman  of Stanley  Tulchin  Associates, Inc.(a            1987
                                          commercial  collection  agency)  since 1955.  Mr.
                                          Tulchin  is also  Chairman  and  Chief  Executive
                                          Officer  of  Reprise   Capital   Corporation   (a
                                          venture  capital  fund)  and a  director  of  PCA
                                          International,  Inc. (commercial  photographers),
                                          in each case for more  than the past five  years.
                                          Mr. Tulchin is 71 years of age.


 Directors to Continue in Office
 Until 2000

 Arthur T. Shorin.....................    Chairman of the Board and Chief Executive Officer            1960
                                          of the  Company and its  predecessor  since 1980.
                                          Mr.  Shorin was  appointed  the  President of the
                                          Company  in  November  1997.  Mr.  Shorin  is  62
                                          years of age.


 Wm. Brian Little.....................    Private  Investor  since  January  1995.  Special            1984
                                          Limited Partner of FLC  Partnership,  the General
                                          Partner of Forstmann  Little & Co.,  January 1994
                                          to  December  1994.  Mr.  Little  was  a  General
                                          Partner of FLC  Partnership  from  1978,  when he
                                          co-founded  Forstmann Little & Co., until January
                                          1994.  Mr.  Little is also a director  of Aldila,
                                          Inc. and  Department  56, Inc.  Mr.  Little is 56
                                          years of age.


     The Board of Directors met five times during the fiscal year ended February 28, 1998. Each of the directors who served during such period attended at least 75% of the aggregate number of meetings of the Board of Directors and any committee of which they were members during such period.

     The Company has a Compensation Committee responsible for recommending officers' remuneration and administering The Topps Company, Inc. 1996 Stock Option Plan (as ratified on June 26, 1996) and the 1987 Stock Option Plan. The members of the Compensation Committee for the fiscal year ended February 28, 1998 were Messrs. Wm. Brian Little and Stanley Tulchin, neither of whom is an employee of the Company. The Compensation Committee held nine meetings during the fiscal year ended February 28, 1998.

     The Company has an Audit Committee which makes recommendations regarding the appointment of independent certified public accountants, monitors their performance, reviews all reports submitted by them and consults with them with regard to the adequacy of internal controls. The members of such committee for the fiscal year ended February 28, 1998 were Messrs. Allan A. Feder, Stanley Tulchin, Stephen D. Greenberg and David M. Mauer. During the fiscal year ended February 28, 1998, there were two meetings of the Audit Committee. None of the members of the Audit Committee are employees of the Company.

     On October 6, 1997, the Board of Directors appointed a Special Committee to consider declassification of the Board of Directors. The Special Committee, which consists of Messrs. Allan A. Feder, Wm. Brian Little and Jack H. Nusbaum, met three times during the fiscal year ended February 28, 1998.

     The Company does not have a nominating committee.



Section 16(a) Beneficial Ownership Reporting Compliance

     The Company's executive officers, directors and ten percent stockholders are required under the Securities and Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership with the SEC. Based solely upon its review of the copies of reports furnished to the Company through the date hereof, or written representations that no reports were required to be filed, the Company believes that all filing requirements applicable to its executive officers, directors and ten percent stockholders were complied with during the fiscal year ended February 28, 1998, except that Mr. Tulchin's Form 4 in connection with a purchase of 10,000 shares of Common Stock was filed after the due date.

Compensation of Directors

     For the fiscal year ended February 28, 1998, directors who were not also officers of the Company received directors' fees of $8,000 per year, plus $500 for each day on which the director attended in person a meeting of the Board of Directors and/or any committee thereof. If the Amendment and Restatement of the Company's 1994 Non-Employee Director Stock Option Plan is approved by the stockholders at the Annual Meeting, for fiscal 1999, non-employee directors will not receive annual cash compensation or meeting fees. In lieu of such cash compensation and meeting fees, non-employee directors will receive options to purchase 10,000 shares of Common Stock (in addition to the 7,000 options they currently receive under the 1994 Non-Employee Director Stock Option Plan). See "Proposal to Approve the Amendment and Restatement of the 1994 Non-Employee Director Stock Option Plan."

     Directors who are also officers of the Company are not compensated for their duties as directors.

     Pursuant to the 1994 Non-Employee Director Stock Option Plan, on June 25, 1997 each of Messrs. Allan A. Feder, Stephen D. Greenberg, Wm. Brian Little, David M. Mauer, Jack H. Nusbaum and Stanley Tulchin, none of whom is an employee of the Company, received options to purchase 7,000 shares of Common Stock at a price of $3.625 per share. These options become exercisable on June 24, 1998 and have a term of five years from the date of grant.

                             EXECUTIVE COMPENSATION

     The following table sets forth for each of the last three fiscal years information regarding the compensation of (i) the Company's Chief Executive Officer, (ii) the four other most highly compensated persons who were executive officers at the end of the fiscal year ended February 28, 1998 and (iii) any other person who would have been among the four other most highly compensated but were not executive officers at the end of the last fiscal year (each, a "Named Executive Officer").


                          Summary Compensation Table(1)


                                     Annual Compensation                    Long Term Compensation


                              Fiscal                                      Securities             All Other
                              Year       Salary(2)        Bonus       Underlying Options/      Compensation
Name and Principal            Ended         ($)            ($)             SARs (#)                 ($)
 ..................            .....      ........         .....       ...................      ............
Position
Arthur T. Shorin.......       1998     $784,423(4)                        246,000(5)
 Chairman, President          1997      822,269
 and Chief Executive          1996      838,082                           400,000
 Officer(3)

Ronald L. Boyum...........    1998      249,159                            35,000
  Vice President -            1997      234,511          40,000
Marketing and Sales           1996      222,643                            13,500

John Perillo..............    1998      199,843(4)                         95,000(5)
  Vice President-Operations   1997      196,954          33,000
                              1996      187,375                             7,500

Michael J. Drewniak.......    1998      198,461(4)                         80,000(5)
  Vice President -            1997      191,539          30,000
  Manufacturing               1996      186,939                             7,000

Ira Friedman..............    1998      185,699(4)                         38,500(5)
  Vice President-Publishing   1997      190,084          17,108
  and New Product Development 1996      189,932

John J. Langdon...........    1998      343,270                                                1,076,615(7)
  President and Chief         1997      402,155                                                   14,115
  Operating Officer (until    1996      409,889                            20,000                 14,115
  November 14, 1997)(6)

Seymour P. Berger.........    1998      232,376                                                   30,194(9)
  Vice President - Sports     1997      257,097
  and Licensing (until        1996      262,041
  December 31, 1997)(8)


_____________________

(1) Because none of the Named Executive Officers received (a) perquisites and other personal benefits (including, for certain of the Named Executive Officers, medical reimbursements, moving expenses and car use allowances) in excess of the lesser of $50,000 or 10% of such officer's annual salary and bonus, (b) any other compensation required to be reported or (c) any restricted stock awards, information relating to "Other Annual Compensation", "Restricted Stock Awards" and "LTIP Payouts" is inapplicable and has therefore been omitted from the table.

(2) The Company's fiscal year ended March 2, 1996 consisted of 53 weeks, while the two other fiscal years in the table contained 52 weeks. Therefore, salary levels for the fiscal year ended March 2, 1996 reflect an additional one week's salary.

(3)  Mr. Shorin assumed the title of President on November 14, 1997.


(4) As part of the Company's initiatives to reduce costs, all officers of the Company were given the right to elect to receive stock options in lieu of up to 30% of their base salary for the calendar year 1998, at the rate of one stock option to purchase one share of Common Stock for every dollar of salary waived. These options were issued pursuant to the Company's 1996 Stock Option Plan. In accordance with the 1996 Stock Option Plan, the exercise price of each stock option granted was equal to the closing price of the Common Stock on the date prior to the date of the grant, which was $2.2187 per share. Messrs. Shorin, Perillo, Drewniak and Friedman, among others, elected to waive a portion of their salary in exchange for these stock options.

(5) All of the options granted to Mr. Shorin, 60,000 of the options granted to Messrs. Perillo and Drewniak and 28,500 of the options granted to Mr. Friedman were granted in exchange for a waiver of salary. See footnote 4 above.

(6) Mr. Langdon served as President and Chief Operating Officer until November 14, 1997. Pursuant to his employment agreement, Mr. Langdon's employment with the Company terminated effective 30 days thereafter(December 14,1997).

(7) Includes a severance payment of $1,062,500 made to Mr. Langdon as required by his Employment Agreement and payment of $14,115 for premiums on a life and disability insurance policy maintained by the Company on behalf of Mr. Langdon. See "Employment Agreements."

(8) Mr. Berger retired as an executive officer and became a senior advisor to the Company as of January 1, 1998.

(9) Represents consulting fees paid to Mr. Berger pursuant to the terms of a Consulting Agreement effective as of January 1, 1998, plus a director's fee paid in January 1998. See "Employment Agreements."

                      Option/SAR Grants in Last Fiscal Year

     The following table sets forth information regarding grants of stock options made during the fiscal year ended February 28,1998 to each of the Named Executive Officers. There were no stock appreciation rights granted in the last fiscal year.


                                                                                                 Potential Realized Value
                                                                                                at Assumed Annual Rates of
                                                                                                 Stock Price Appreciation
                                                                                                    for Option Term (1)
                                      Individual Grants
-------------------- -------------------- ---------------- ------------------ -----------------
        (a)                  (b)                (c)               (d)               (e)             (f)            (g)
                                            % of Total
                          Number of           Options
                         Securities         Granted to
                     Underlying Options    Employees in    Exercise or Base
       Name              Granted (2)       Fiscal Year       Price ($/Sh)     Expiration Date        5%            10%

Arthur T. Shorin...    246,000(3)(4)           17.4             2.2187          12/31/07        300,913(6)    741,167(6)

Ronald L. Boyum....     35,000(5)               2.5             3.4375           04/28/07        93,479       220,115

John Perillo.......     35,000(5)               2.5             3.4375          04/28/07         93,479       220,115
                        60,000(3)(4)            4.2             2.2187          12/31/07         73,393(6)    180,772(6)

Michael J. Drewniak     20,000(5)               1.4             3.4375           04/28/07        53,416       135,780
                        60,000(3)(4)            4.2             2.2187           12/31/07        73,393(6)    180,772(6)

Ira Friedman.......     10,000(5)               0.7             3.4375          04/28/07         26,708         62,890
                        28,500(3)(4)            2.0             2.2187          12/31/07         34,861(6)      85,866(6)

John J. Langdon....           -                  -                 -               -                 -              -

Seymour P. Berger..           -                  -                 -               -                 -              -


_____________________

(1) Grant date fair market value is based on the closing price of the Common Stock on the immediately preceding date.

(2) All grants consisted of options that were granted under the 1996 Stock Option Plan.

(3) Granted in consideration of a salary reduction at the rate of one option to purchase one share of Common Stock for each dollar of salary waived. See "Executive Compensation" footnote 4.

(4) The options to acquire shares of Common Stock were granted on January 1, 1998 and become exercisable in two equal installments on January 1, 1999 and January 1, 2000.

(5) The options to acquire shares of Common Stock were granted on April 28,1997 and become exercisable in three equal installments on April 28, 1998, April 28, 1999 and April 28, 2000.

(6) Assumed rates of stock price appreciation do not reflect the exchange of salary during the calendar year 1998, at the rate of one option to purchase one share of Common Stock for each dollar of salary reduction.Giving effect to the salary reduction would reduce the potential realized value.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

     The following table provides information regarding the exercise of options/SARs during the fiscal year ended February 28, 1998 and the number and value of unexercised options and SARs held at fiscal year end by each of the Named Executive Officers.


         (a)                   (b)              (c)                    (d)                               (e)
                                                              Number of Securities              Value of Unexercised
                                                             Underlying Unexercised                 In-the-Money
                                                                  Options/SARs                      Options/SARs
                                                                    at FY-End                       at FY-End ($)
                         Shares Acquired       Value
         Name            on Exercise (#)   Realized ($)   Exercisable    Unexercisable    Exercisable       Unexercisable

Arthur T. Shorin......          0                0          200,000       446,000              0              $130,699*
Ronald L. Boyum.......          0                0          141,000        39,500              0                      0
John Perillo..........          0                0           97,500        97,500              0              $ 31,878*
Michael J. Drewniak...          0                0          109,666        82,334              0              $ 31,878*
Ira Friedman..........          0                0          148,000        38,500              0              $ 15,142*
John J. Langdon.......          0                0                0             0              0                     0
Seymour P. Berger.....          0                0                0             0              0                     0

*The value does not reflect the exchange of salary during the calendar year 1998 at the rate of one option to purchase one share of Common Stock for each dollar of salary reduction. Giving effect to the salary reduction would reduce the value of unexercised in-the-money options.

___________________

Pension Benefits

     The Company maintains a tax qualified non-contributory defined benefit pension plan for its eligible employees (the "Retirement Plan"). The Summary Compensation Table contained in this Proxy Statement does not include the benefit accruals in respect of the Named Executive Officers under the Retirement Plan. The estimated annual pension benefits under the Retirement Plan, assuming retirement at age 65, at various levels of compensation and years of credited service are illustrated by the following table:


                                               Annual Retirement Benefit for Specified
                                                   Years of Credited Service(1)(2)
Highest Average
Compensation(3)             15            20             25              30             35             40           50
 .....................     ........      ........        ........       ........        ........      ........      .......
$  125,000...........     $ 26,115      $ 35,656        $ 45,694       $ 55,811        $ 57,102      $ 58,635      $61,760
$  150,000...........     $ 32,365      $ 43,989        $ 56,111       $ 68,312        $ 69,915      $ 71,760      $75,510
$  175,000...........     $ 38,615      $ 52,323        $ 66,528       $ 80,812        $ 82,727      $ 84,885      $89,260
$  200,000...........     $ 44,865      $ 60,656        $ 76,945       $ 93,312        $ 95,540      $ 98,010     $103,010
$  225,000...........     $ 51,115      $ 68,990        $ 87,362       $105,812        $108,352      $111,135     $116,760
$  250,000...........     $ 57,365      $ 77,323        $ 97,779       $118,313        $121,165      $124,260     $130,510
$  300,000...........     $ 69,866      $ 93,990        $118,613       $143,313        $146,790      $150,510     $158,010
$  400,000...........     $ 94,866      $127,324        $160,280       $193,314        $198,040      $203,010     $213,010
$  450,000...........     $107,366      $143,991        $181,114       $218,315        $223,665      $229,260     $240,510
$  500,000...........     $119,867      $160,658        $201,948       $243,315        $249,290      $255,510     $268,010
$  600,000...........     $144,867      $193,992        $243,615       $293,316        $300,540      $308,010     $323,010
$  800,000...........     $194,868      $260,660        $326,950       $393,318        $403,040      $413,010     $433,010
$1,000,000...........     $244,869      $327,328        $410,285       $493,320        $505,540      $518,010     $543,010

   ________________

(1) These are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. The maximum annual benefit permitted under
     Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), is generally limited to $125,000 at present and will be adjusted to reflect cost-of-living increases in 1998 and succeeding plan years.

(2) This table includes supplemental pension benefits payable to Mr. Shorin in excess of the limitations on compensation and benefits under the Code and other applicable laws, pursuant to an agreement entered into on May 19, 1986, and amended May 18, 1994 (the "Supplemental Pension Agreement"). These benefits are computed in accordance with the same formula provided under the Retirement Plan without regard to the aforementioned limitations. However, compensation attributable to stock appreciation rights and stock options is not taken into account in determining highest average compensation for purposes of the Supplemental Pension Agreement.

(3) The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Code, compensation in excess of $160,000 (as adjusted to reflect cost-of-living increases) is disregarded for purposes of determining highest average compensation of participants in the Retirement Plan for 1997. Benefits accrued as of the last day of the plan year beginning in 1993 on the basis of compensation in excess of $160,000 are preserved. The $160,000 limit will be adjusted for cost-of-living increases in 1998 and succeeding plan years.

The normal retirement benefit under the Retirement Plan is payable in the form of a "straight life" annuity and is equal to the greater of (i) 1.667% of a participant's highest average W-2 compensation multiplied by the participant's years of credited service not in excess of 30 years, plus .25% of the participant's highest average compensation multiplied by the participant's years of credited service in excess of 30 years, reduced by 50% of the participant's estimated primary Social Security benefit determined on the basis of the participant's earnings from the Company, or (ii) $204 multiplied by the participant's years of credited service not in excess of 20 years, plus $144 multiplied by the participant's credited service in excess of 20 years (but not to exceed 10 additional years). The "highest average compensation" for purposes of determining the normal retirement benefit is equal to 1/5 of the total compensation that is paid to a participant by the Company for the 60 consecutive-month period in which the participant's compensation was greatest during the 120-month period prior to the participant's retirement or termination of employment. Subject to the $160,000 compensation limit in the case of an executive officer other than Mr. Shorin, such compensation includes all compensation reflected in the Summary Compensation Table to the extent included in gross income for the applicable base years, except for income attributable to reimbursement of moving expenses.

     As of March 1, 1998, the persons named in the Summary Compensation Table were credited with the following years of service: Mr. Shorin - 39, Mr. Boyum - 8, Mr. Perillo - 20, Mr. Drewniak - 26, Mr. Friedman - 9, Mr. Langdon - 9 and Mr. Berger - 50.


Employment Agreements

     On October 28, 1991, the Company entered into an employment agreement (the "Agreement") with Arthur T. Shorin, Chairman of the Board and Chief Executive Officer. The Agreement provides for a three-year term subject to automatic extension. The Agreement will terminate three years from the date that either Mr. Shorin or the Company gives notice of his or its intention not to extend the Agreement, unless terminated earlier as provided in the Agreement. The Agreement provides for an annual base salary of $822,269, subject to annual 10% increases which have been waived by Mr. Shorin for fiscal years 1996 through 1998 and limited to 4% for fiscal years 1994 and 1995. Mr. Shorin's Agreement provides for an annual target bonus opportunity of 50% of base salary. For fiscal years 1995 through 1998, Mr. Shorin agreed to limit his target bonus opportunity to 20% of annual base salary. For calendar 1998, Mr. Shorin agreed to waive $246,000 of salary in exchange for options to purchase 246,000 shares of common stock. See "Executive Compensation."

     If Mr. Shorin is terminated without "Cause" or resigns for "Good Reason" (as defined in the Agreement), a lump sum severance payment will be made as liquidated damages equal to three times Mr. Shorin's base salary plus his average annual bonus for the three fiscal years ended prior to the date of termination.

     The Agreement also requires that, in the event any payments made upon termination of employment are treated as "parachute payments" subject to excise taxes under federal tax law, the Company will make an additional payment to Mr. Shorin so that his after-tax position is the same as if the payments were not subject to an excise tax.

     Mr. Shorin's Agreement also requires the Company to make annual contributions to an irrevocable Company trust account of assets equal to the present value of the supplemental pension benefits which accrue during each fiscal year for Mr. Shorin under his Supplemental Pension Agreement.

     The Company also entered into an Employment Agreement, on October 28, 1991, with its then President and Chief Operating Officer, John J. Langdon. Mr. Langdon's Agreement was terminated effective as of December 14, 1997. As a result of the termination, and as required by the Agreement, Mr. Langdon was paid a lump sum made as liquidated damages of $1,062,500, which was equal to 2.5 times his annual base salary plus his average annual bonus for the three years prior to termination. Under Mr. Langdon's Agreement, the Company is also required to continue to maintain life insurance in the amount of $4,000,000 and disability insurance policies in the amount of 60% of his former salary for a period of three years after the termination of the Agreement.

     Effective as of January 1, 1998, the Company entered into a three-year Consulting Agreement with Seymour P. Berger, its former Vice President - Sports and Licensing. Pursuant to the terms of the Consulting Agreement, Mr. Berger will be paid annual consulting fees of $115,000, $100,000 and $75,000, for calendar years 1998, 1999 and 2000, respectively.

                      Report of the Compensation Committee
                            on Executive Compensation

     The Compensation Committee is responsible for setting the Company's compensation objectives and policies. It regularly approves compensation plans and sets specific compensation levels for all executive officers. In addition, the Compensation Committee administers the Company's 1996 Stock Option Plan (the "Option Plan") and determines the degree and extent of awards granted thereunder.

Compensation Policy

     The Compensation Committee seeks to provide a total compensation package that is competitive and intended to retain and motivate the Company's executive officers. In structuring the compensation package for executive officers, the Committee seeks to provide financial incentives tied to the achievement of the Company's short-term and long-term business objectives and intended to enhance stockholder value.

Base Salary

     In setting base salary for the executive officers for fiscal 1998, the Compensation Committee considered the base salary levels of executives with similar responsibilities in companies of similar size, business and complexity. The Committee also considered each executive officer's experience in his position at the Company and his actual performance over the prior fiscal year. Based on the above criteria, the Compensation Committee made subjective determinations with respect to the compensation of all of the Company's executive officers other than Mr. Shorin.

Bonus Awards

     For fiscal 1998, bonuses were intended to reward significant achievements by the executive officers and were contingent upon the Company's financial performance during the year. Bonus awards reflect the achievement of pre-established earnings objectives. Bonus levels for fiscal 1998 were set by the Compensation Committee after consideration of bonus levels for executives with similar responsibilities in companies of similar size, business and complexity. Earnings targets were not attained for fiscal 1998 and no bonus was paid to any of the executive officers.

Stock Option Awards

     Long-term incentive compensation opportunities are provided through grants of stock options under the Option Plan. All options granted under the Option Plan have exercise prices which are at least equal to the fair market value of the Common Stock on the date of grant so as to directly align such incentive compensation with an increase in stockholder value. In continuing its practice of making discretionary grants of stock options to the Company's executive officers and taking into consideration each executive officer's experience and seniority within the Company, the Compensation Committee made grants of stock options to certain executive officers of the Company on a subjective basis during fiscal 1998.

     In addition to the discretionary option grants for fiscal 1998 described above, effective January 1, 1998, as part of the Company's initiative to reduce costs, the Compensation Committee instituted a voluntary salary reduction/option grant program whereby executive officers could choose to have their base salary reduced for the 1998 calendar year in return for a grant of stock options. For every dollar of reduced salary, the executive officers were granted an option to purchase one share of Common Stock with an exercise price equal to the fair market value of the Common Stock on date of grant.

Chief Executive Officer

     The base salary for Mr. Shorin is determined through his Employment Agreement (discussed under the caption "Employment Agreements"). In view of the Company's performance, as in prior years, the stipulated minimum increase in base salary called for by the Mr. Shorin's Employment Agreement was waived by Mr. Shorin for fiscal year 1998.

     Although Mr. Shorin's Employment Agreement requires that his annual target bonus opportunity equal 50% of his base salary, in light of the Company's performance, as in prior years, Mr. Shorin agreed to limit his annual bonus opportunity for fiscal 1998 to 20% of base salary. Because earnings targets were not attained for fiscal 1998, no bonus was paid to Mr. Shorin.

Section 162(m)

     Section 162(m) of the Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to each of the Company's Chief Executive Officer and four other most highly compensated executive officers, except to the extent such compensation qualifies as "performance-based." To date, none of the Named Executive Officers has received compensation in excess of the Section 162(m) limits and all such compensation has been fully deductible by the Company. While the Committee's policy has always been to pursue a strategy of maximizing deductibility of compensation for the Named Executive Officers, it also believes it is important to maintain the flexibility to take actions it considers in the best interests of the Company and its stockholders, which are necessarily based on considerations in addition to Section 162(m).

The Compensation Committee:
         Wm. Brian Little
         Stanley Tulchin


                              CERTAIN RELATIONSHIPS

     Jack H. Nusbaum, a director, is a partner in the law firm of Willkie Farr & Gallagher, outside counsel to the Company. Seymour P. Berger, a director, became a consultant to the Company effective January 1, 1998.


Performance Graph

     The graph set forth below shows the yearly percentage change in the Company's cumulative total stockholder return against each of the S & P MidCap 400 and a composite index (the "Composite Index"), in each case assuming an investment of $100 on February 28, 1993 and the accumulation and reinvestment of dividends paid thereafter through February 28, 1998.




                                      GRAPH


























     The Composite Index is comprised of four industry groups reported in the "Directory of Companies required to file Annual Reports with the Securities and Exchange Commission," for the period ended September 30, 1993, and based upon the Standard Industrial Classification ("SIC") codes developed by the Office of Management and Budget, Executive Office of the President. The four industry groups are Miscellaneous Publishing (SIC Code 2741), Sugar and Confectionery Products (SIC Code 2060), Periodicals: Publishing or Publishing and Printing (SIC Code 2721), and Wholesale - Miscellaneous Durable Goods (SIC Code 5090).

            PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE
                  1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                    (Amended and Restated as of May 18, 1998)

Description of the Amendment and Restatement of the 1994 Non-Employee Director Stock Option Plan

In 1994, the Board of Directors unanimously adopted the 1994 Non-Employee Director Stock Option Plan (the "Original Directors Plan") and the stockholders of the Company subsequently approved the Original Directors Plan. On May 18, 1998, the Board of Directors decided to discontinue the practice of giving directors who are not employees of the Company cash compensation for their director services and to replace such cash compensation with additional options. In connection therewith, the Board of Directors approved the amendment and restatement of the Original Directors Plan (as amended and restated, the "Amended Directors Plan") to provide for the increase in the number of shares of Common Stock subject to annual grants of options thereunder. In addition, the Amended Directors Plan was amended to (i) increase the number of shares of Common Stock available for issuance thereunder, (ii) permit administration of the Plan by the full Board of Directors, (iii) extend the term of options granted after the Amended Directors Plan is approved, (iv) allow for the transferability of options, (v) adjust the forfeiture provisions with respect to options held by directors who cease to be members of the Board of Directors,
(vi) provide for automatic acceleration of vesting of unexercised options upon a Change in Control of the Company and (vii) modify the amendment provisions. The Amended Directors Plan and any options granted thereunder are subject to the approval of the stockholders of the Company at the Annual Meeting. In the event that the Amended Directors Plan is not so approved, the Original Directors Plan shall continue in full force and options will continue to be issued thereunder.

     The Amended Director Plan is intended to more closely align the interests of directors with those of the Company's stockholders and to provide an inducement to obtain and retain of qualified persons who are neither employees nor officers of the Company to serve as members of the Board of Directors by providing them with an equity interest in the Company and with fair and reasonable compensation.

     The following is a summary of the material features of the Amended Directors Plan, the complete text of which was filed with the SEC along with the Proxy Statement.

Administration

     The Original Directors Plan was administered by the Compensation Committee of the Board of Directors. The Amended Directors Plan can be administered by either the Board of Directors or the Compensation Committee (the entity administering the Amended Directors Plan hereafter called the "Committee"). The current members of the Compensation Committee are Messrs. Little and Tulchin. Members of the Compensation Committee are appointed by the Board of Directors. The Committee, subject to the provisions of the Amended Directors Plan, has the power to construe the Amended Directors Plan, to determine all questions thereunder and to adopt and amend such rules and regulations for the administration of the Amended Directors Plan as it may deem desirable.

Shares Subject to the Amended Directors Plan

     The Amended Directors Plan increases the number of shares of Common Stock which can be issued pursuant to options granted to non-employee directors from 490,000 to 754,000. The number of shares that currently remain available for grant under the Original Directors Plan is 336,000. After approval of the Amended Directors Plan, 600,000 shares will be available for issuance. Options under the Amended Directors Plan are subject to adjustment as described below under "Changes in Stock; Recapitalization and Reorganization." If any options granted under the Amended Directors Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved therefor shall revert to the status of available shares under the Amended Directors Plan.

Eligibility; Automatic Grant of Options under the Amended Directors Plan

     Options are granted pursuant to the Amended Directors Plan only to non-employee members of the Board of Directors. Seven persons would be currently eligible to participate in the Amended Directors Plan.

     Unless action is taken by the Committee to reduce such number, each non-employee member of the Board of Directors will automatically be granted each year on the date of the Company's Annual Meeting of Stockholders, without further action by the Board of Directors, options to purchase 17,000 shares of Common Stock. The Original Directors Plan provided for the automatic annual grant to each non-employee director of options to purchase 7,000 shares of Common Stock. As discussed above under the caption "Compensation of Directors," if the Amended Directors Plan is approved, non-employee directors will no longer receive cash compensation. None of the options granted under the Amended Directors Plan is intended to be an "Incentive Stock Option" within the meaning of Section 422 of the Code.

Option Price

     The exercise price per share of options granted under the Amended Directors Plan is 100% of the fair market value of the Common Stock on the day prior to the date the option is granted.

Market Value

     As of May 21, 1998, the closing price for the Common Stock on the Nasdaq National Market was $3.13.

Option Duration

     The Original Directors Plan required that options granted thereunder expire five (5) years from the date of option grant. The Amended Directors Plan extends the term of options granted, on or after the date the stockholders approve the Amended Directors Plan, to ten (10) years. Options previously granted under the Original Directors Plan will still expire five (5) years from the date of the option grant.

Vesting

     All of the shares covered by each option granted under the Amended Directors Plan become exercisable on the day preceding the date of the Company's next Annual Meeting of Stockholders following the Annual Meeting on which the options were granted.

Exercise of Options and Payment for Stock

     Each option granted under the Amended Directors Plan is exercisable as provided in such option. Exercise of an option under the Amended Directors Plan is effected by a written notice of exercise, delivered to the Company together with payment for the shares in full, which payment may be made in part or in full (i) in cash, (ii) by certified or cashier's check, (iii) by tendering mature shares of Common Stock of the Company valued at fair market value, (iv) through a brokered exercise transaction, or (v) through any combination of payment described in (i) through (iv) above.

Effect of Termination as a Director or of Death or Disability

     Under the Original Directors Plan, in the event an optionee ceased to be a member of the Board of Directors for any reason other than death or disability, any options granted to such optionee which were exercisable at the time the optionee ceased to be a member of the Board of Directors and which were not exercised at such time could be exercised by the optionee within a period of thirty (30) days following such time the optionee so ceased to be a member of the Board of Directors, but in no event later than the expiration date of the option.

     Similarly, under the Original Directors Plan, in the event an optionee ceased to be a member of the Board of Directors by reason of his disability or death, all unexercised options which were exercisable at the time the optionee ceased to be a member of the Board of Directors were exercisable (by the optionee's personal representative, heir or legatee, in the event of death) during the period ending one year after the date the optionee so ceased to be a member of the Board of Directors, but in no event later than the expiration date of the option.

     Options granted under the Amended Directors Plan will remain exercisable by the optionees following their cessation of service with the Board of Directors until the expiration of the full ten-year term, but only to the degree that such options were exercisable at the time of such cessation.

Non-Assignability of Options

     Options granted pursuant to the Amended Directors Plan are generally not assignable or transferable other than by will or the laws of descent and distribution and are exercisable during an optionee's lifetime only by the optionee. The Committee may, either at the time of grant or thereafter, allow for the transfer of options. Transferability of options under the Original Directors Plan was not permitted.

Changes in Stock; Recapitalization and Reorganization

     In the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, or in the event of a stock split, combination of shares or dividends payable in capital stock, automatic adjustment is made in the number and kind of shares as to which outstanding options or portions thereof then unexercised are exercisable and in the available shares set forth in the Amended Directors Plan, so that the proportionate interest of the optionee after the occurrence of such event is the same as before the occurrence of such event. Such adjustment in outstanding options is made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share.

     If the Company is reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company are sold or exchanged, the optionee will, after the occurrence of such a corporate event, be entitled to receive upon the exercise of his option the same number and kind of shares of stock or the same amount of property, cash, or securities as he would have been entitled to receive upon the happening of any such corporate event as if he had exercised such option and had been, immediately prior to such event, the holder of the number of shares covered by such option.

     Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of any option granted under the Amended Directors Plan. If fractions of a share would result from any such adjustment, the adjustment will be revised to the next higher whole number of shares.

Change in Control

     Notwithstanding any vesting provisions set forth in the Amended Directors Plan or in any option agreement issued under the Amended Directors Plan, upon a Change in Control of the Company, as defined in the Amended Directors Plan, all outstanding unexercised options will become fully vested and immediately exercisable. The Original Directors Plan did not contain any acceleration of vesting upon a Change in Control.

Termination and Amendment

     The Board of Directors may at any time terminate the Amended Directors Plan or make such modification or amendment thereof as it may deem advisable, provided, however, that the Board of Directors may not, without approval by the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at a stockholders meeting, (a) increase the maximum number of shares for which options may be granted under the Amended Directors Plan, except as previously described under "Changes in Stock; Recapitalization and Reorganization", or (b) change the price at which options are to be granted. Stockholder approval was needed for amendments under the Original Directors Plan to (a) change the provisions regarding termination of options or the times when they could be exercised, (b) change the period during which options could be granted or remain outstanding or the date on which the Original Directors Plan would terminate, (c) change the class of persons eligible to receive options, or (d) materially increase benefits accruing to optionees. In addition, the Original Directors Plan could not be amended more than once every six months other than to comport with changes to the Code. This restriction has been deleted from the Amended Directors Plan. Termination or any modification or amendment of the Amended Directors Plan shall not, without consent of a participant, affect his rights under an option previously granted to him.

Federal Income Tax Consequences

     An option granted under the Amended Directors Plan is taxed for United States federal income tax purposes in accordance with the Code and regulations issued thereunder. For such purposes, the following general rules are applicable under existing law to directors who receive and exercise options pursuant to the Amended Directors Plan and to the Company, based upon the assumption that the options do not have a readily ascertainable value at the date of grant:

         1. The director does not recognize any income upon the grant of an option, and the Company is not allowed a business expense deduction by reason of such grant.

         2. The director will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

         3. When the director sells the shares acquired by exercise of the option, he will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his basis in the shares (i.e., the exercise price plus the amount taxed to the director as compensation income as a result of his exercise of the option). If the director holds the shares for longer than one year, this gain or loss will be a long-term capital gain or loss. The capital gain tax rates may vary depending on the length of time the shares are held.

         4. In general, the Company will be entitled to a tax deduction in the year in which compensation income is recognized by the director in the amount of such compensation income.

         5. As a result of the rules under Section 16(b) of the Exchange Act and depending upon the particular exemption from the provisions of Section 16(b) utilized, directors may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of options. Generally, directors will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) of the Exchange Act with respect to any particular option.

New Plan Benefits

     The following table sets forth the benefits to be allocated to each non-employee member of the Board of Directors for fiscal 1999, if the Amended Directors Plan is approved by the stockholders.


Name                                         Dollar Value                   Number of Units

Seymour P. Berger                            (1)                              17,000
Allan A. Feder                               (1)                              17,000
Stephen D. Greenberg                         (1)                              17,000
Wm. Brian Little                             (1)                              17,000
David M. Mauer                               (1)                              17,000
Jack H. Nusbaum                              (1)                              17,000
Stanley Tulchin                              (1)                              17,000
Non-Employee Directors, as a group           (1)                            119,000

(1) Because the market value of the Common Stock as of the date of grant is currently unknown, the dollar value is not determinable.


Proposed Action

     Approval of the adoption of the Amended Directors Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDED DIRECTORS PLAN.

                             APPOINTMENT OF AUDITORS

     The Board of Directors has retained Deloitte & Touche LLP as independent certified public accountants to report on the consolidated financial statements of the Company for the fiscal year ending February 27, 1999 and to perform such other services as may be required of them. The Board of Directors has directed that management submit the appointment of auditors for ratification by the stockholders at the Annual Meeting. An affirmative vote of the holders of a majority of the Common Stock, represented in person or by proxy and entitled to vote at the Annual Meeting, is necessary for ratification. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.


     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE TOPPS COMPANY, INC. AUDITORS



         STOCKHOLDER PROPOSAL REGARDING A CLASSIFIED BOARD OF DIRECTORS

     The Company has been informed that Kenneth Steiner intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The Board of Directors opposes this proposal for the reasons stated after such proposal and supporting statement.

     Kenneth Steiner, whose address is 14 Stoner Avenue, Suite 2-M, Great Neck, New York 11021 and who is a beneficial owner of 2,200 shares of Common Stock, submitted the following resolution:

     "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

     The proponent has furnished the following statement setting forth the reasons advanced by him in support of his proposal:

     "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

     I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

     The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

     I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."


     YOUR  BOARD OF  DIRECTORS  UNANIMOUSLY  RECOMMENDS  VOTING  "AGAINST"
                                THIS PROPOSAL.



Board of Directors' Statement in Opposition to the Stockholder Proposal

     In 1997, the Board of Directors of the Company (the "Board of Directors") established a special committee (the "Special Committee") to evaluate the declassification of the Board of Directors. The Special Committee consists of Messrs. Allan A. Feder, Wm. Brian Little and Jack H. Nusbaum. As part of its deliberations, the Special Committee, among other things, (i) reviewed the Company's results of operations for fiscal year 1998, (ii) reviewed the Company's Business Plan for fiscal year 1999, and discussed pertinent portions of such Business Plan with members of management, (iii) considered the advice of the Company's counsel relating to the declassification of the Board of Directors, (iv) reviewed the previous proposals and supporting statements, (v) reviewed the results of the stockholder votes on those proposals (including the fact that the proposal submitted at the 1997 Annual Meeting received the support of 67.8% of the shares voted thereon), (vi) reviewed the trading prices for the Common Stock over the last three years and (vii) considered changes in management that occurred during fiscal year 1998, including the increased management role of Arthur T. Shorin.

     Given the Company's prospects as outlined in the Business Plan and the Company's depressed stock price, among other factors, the Special Committee recommended to the Board of Directors that no action be taken to declassify the Board of Directors. Based on the recommendation of the Special Committee, the Board of Directors concluded that, notwithstanding the strong support by the Company's stockholders for declassification at the 1997 Annual Meeting, declassification of the Board of Directors is not in the best long-term interest of stockholders.

     The Board of Directors continues to believe that a classified Board of Directors promotes continuity of policy and stability of leadership by assuring that experienced personnel familiar with the Company and its business will be on the Board of Directors at all times. It is through such continuity that the Board of Directors can devise and implement policies to enhance stockholder value.

     In addition, the Board of Directors believes that a classified board protects stockholders from precipitous changes in the Board of Directors and from sudden and disruptive attempts to obtain control of the Company. A proxy fight, regardless of whether successful, can seriously distract a company's management and board of directors and impose substantial costs on the company. A classified board is not intended to prevent takeovers but rather to force potential acquirers to negotiate at arm's length and in good faith with the Board of Directors. Through such negotiations, the Board of Directors will be in the best position to act in the best interests of all stockholders.


     YOUR  BOARD OF  DIRECTORS  UNANIMOUSLY  RECOMMENDS  VOTING  "AGAINST"
                                  THIS PROPOSAL.

          STOCKHOLDER PROPOSAL REGARDING THE PROMPT SALE OF THE COMPANY

     The Company has been informed that William Steiner intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The Board of Directors opposes this proposal for the reasons stated after such proposal and supporting statement.

     William Steiner, whose address is 4 Radcliff Drive, Great Neck, New York 11024 and who is a beneficial owner of 1,500 shares of Common Stock, submitted the following resolution:

     "Resolved: that the shareholders of The Topps Company, Inc. Corporation urge The Topps Company, Inc. Board of Directors to arrange for the prompt sale of The Topps Company, Inc. to the highest bidder."

     The proponent has furnished the following statement setting forth the reasons advanced by him in support of his proposal:

     "The purpose of the Maximize Value Resolution is to give all The Topps Company, Inc. shareholders the opportunity to send a message to The Topps Company, Inc. Board that they support the prompt sale of The Topps Company, Inc. to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of The Topps Company, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on The Topps Company, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

     The prompt auction of The Topps Company, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

     The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."


     YOUR  BOARD OF  DIRECTORS  UNANIMOUSLY  RECOMMENDS  VOTING  "AGAINST"
                                THIS PROPOSAL.

Board of Directors' Statement in Opposition to the Stockholder Proposal

     Your Board of Directors and the Company's officers are dedicated to maximizing stockholder value. Accordingly, the Company maintains close relations with a nationally known investment bank that is keenly interested in helping the Company achieve that business objective.

     As important as the advice of prominent investment bankers, the Board of Directors consists of individuals familiar with the Company's businesses and with the industries in which the Company operates. In addition, the Board of Directors periodically reviews from a strategic perspective the long-term outlook for the Company. As part of such review, the Board of Directors continually evaluates acquisition prospects as well as the benefits that may be derived from selling existing businesses and reinvesting the proceeds thereof in new businesses.

     The Board of Directors believes that, at the current time, the stockholders' interests are best served by the Company focusing primarily on generating increasing operating earnings. Therefore, the Company will attempt to improve its long-term prospects by continuing the steps taken recently, such as disposing of assets and operations that did not meet our objectives for return on investment; restructuring our sales force; reducing expenses through more efficient operations; and attempting to develop new confectionery brands.

     The Board of Directors believes that the foundation for earnings growth is now largely in place and, thus, taking the action recommended in this stockholder proposal requesting a "prompt sale of [the Company] to the highest bidder" will not serve the Company's best interests and will not result in the greatest value to stockholders.

     Regardless of the outcome of the vote on this stockholder proposal, however, the Board of Directors has and will continue to consider all reasonable avenues to increase stockholder value.


     YOUR  BOARD OF  DIRECTORS  UNANIMOUSLY  RECOMMENDS  VOTING  "AGAINST"
                                THIS PROPOSAL.

                   STOCKHOLDER PROPOSALS - 1999 ANNUAL MEETING

     Any proposals of stockholders of the Company intended to be included in the Company's proxy statement and form of proxy relating to the Company's next annual meeting of stockholders must be in writing and received by the Assistant Treasurer of the Company at the Company's office at One Whitehall Street, New York, New York 10004-2109 no later than January 24, 1999. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after June 30, 1999, in order to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

     Any stockholder  interested in making a proposal is referred to Article II,
Section 4 of the Company's Restated By-Laws.

                                  OTHER MATTERS

     Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.


                             SOLICITATION OF PROXIES

     The entire cost of soliciting management proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally by directors, officers or regular employees of the Company, who will not be compensated for their services. Management of the Company intends to request banks, brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons and entities.

     The Company will provide to any stockholder of record at the close of business on May 15, 1998, without charge upon written request to its Assistant Treasurer at One Whitehall Street, New York, New York 10004, a copy of the
Company's  Annual  Report on Form 10-K for the fiscal  year ended  February  28,
1998.


                                  By order of the Board of Directors,

                                  Arthur T. Shorin
                                  Chairman, President and
                                  Chief Executive Officer

PROXY
                             THE TOPPS COMPANY, INC.

     The undersigned hereby appoints ARTHUR T. SHORIN AND WM. BRIAN LITTLE, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of stock of THE TOPPS COMPANY, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Chase Manhattan Bank, 1 Chase Manhattan Plaza, Street Floor Auditorium, New York, New York on Tuesday, June 30, 1998 at 10:30 a.m. (local time) and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such stock. The undersigned authorizes and instructs said proxies to vote as follows:


1.    ELECTION OF DIRECTORS        ______ FOR all nominees listed below               _____ WITHOLD AUTHORITY
                                   (except as marked to the contrary below)           to vote for all nominees listed below


      Allan A. Feder, David M. Mauer, Jack H. Nusbaum.

     (INSTRUCTIONS:  TO WITHHOLD  AUTHORITY TO VOTE FOR ANY INDIVIDUAL  NOMINEE,
                     WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

________________________________________________________________________________

2. To ratify and approve the Amended and Restated 1994 Non-Employee Director Stock Option Plan
          ______ FOR              ______ AGAINST           ______ ABSTAIN

3. To ratify the appointment of Deloitte & Touche LLP, as auditors for The Topps Company, Inc. for the fiscal year ending February 27, 1999.
          ______ FOR              ______ AGAINST           ______ ABSTAIN

     The Board of Directors recommends a vote FOR Items 1 , 2 and 3.


                                    (continued and to be signed on reverse side)

(continued from reverse side, which should be read before signing)


4.    Stockholder proposal regarding declassification of the Board of Directors.
          ______ FOR              ______ AGAINST           ______ ABSTAIN


5.    Stockholder proposal regarding the sale of the Company.
          ______ FOR              ______ AGAINST           ______ ABSTAIN


     The Board of Directors recommends a vote AGAINST Items  4 and 5.

     This Proxy when properly executed will be voted in the manner directed herein and in the discretion of the aforementioned proxies on all other matters which may properly come before the meeting. If no instruction to the contrary is indicated, this Proxy will be voted FOR proposals 1, 2 and 3 and AGAINST proposals 4 and 5.

                                        Dated:____________________________, 1998

                                        ________________________________________

                                        ________________________________________
                                               Please sign exactly as your name
                                                 or names appear at the left.


     Please return this proxy in the accompanying business reply envelope even if you expect to attend in person. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.